Guaranteed/Simplified Issue Application Census

Individual Life Insurance

Minnesota Life Insurance Company - [a Securian Financial company]

[Executive Benefits] • [400 Robert Street North, St. Paul, MN 55101-2098]

[	]

Name of owner:

The following listed items will need to be included on the attached Excel census for each proposed insured:

[	•	Proposed insured name (first, middle, last)

•	Date of birth

•	Gender

•	Tobacco

•	Occupation/title

•	Annual cash compensation (salary + bonus)

•	Date of hire

•	Initial death benefit amount

•	Premium

•	Work address

•	Work Zip

•	In force Death Benefit - COLI (other than Minnesota Life)

•	In force NAR - BOLI/CUOLI (other than Minnesota Life)

•	Underwriting Type (approved class if not GI)

•	Pending Employer Owned NAR (other than Minnesota Life)

•	Underwriting Type (approval class if not GI)]

The information recorded on the attached Excel census is to the best of my knowledge and belief true, complete, and correctly recorded.

Fraud Warning: Any person who knowingly presents a false statement in an application for insurance may be guilty of a criminal offense and subject to penalties under state law.

Name of authorized signatory of corporation/trust (please print)	TIN
Title of authorized signatory of corporation/trust (please print)
Signature of authorized signatory of corporation/trust X	Date signed

[Securian Financial is the marketing name for Minnesota Life Insurance Company.]	[ ] [Page 1 of 1]
ICC23-58242